FORM 8-K


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 Form 8-K
                              Current Report


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report
April 20, 1995

                        FIRST REPUBLIC BANCORP INC.
                        ---------------------------
          (Exact name of registrant as specified in its charter)


        Delaware                    0-15882                94-2964497
- --------------------------        ------------         -------------------
(State or other jurisdiction      (Commission             (IRS Employer
of incorporation)                 File Number)         Identification No.)



                             388 Market Street
                           San Francisco, CA  94111
                           ------------------------
            (Address of principal executive office) (Zip Code)


                              (415) 392-1400
                              --------------
           (Registrant's telephone number, including area code)


                              Not applicable
                              --------------
        (Former name, former address, if changed since last report)

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated April 20, 1995, concerning its earnings release for the first quarter ended March 31, 1995, as distributed on April 20, 1995.




                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     First Republic Bancorp Inc.

                                     (Registrant)



Date: April 20, 1995
                                     ----------------------------------
                                     Willis H. Newton, Jr.
                                     Senior Vice President and
                                     Chief Financial Officer

FOR IMMEDIATE RELEASE
- ---------------------

                      FIRST REPUBLIC BANCORP REPORTS
                       FIRST QUARTER 1995 RESULTS


                                                    Common Stock Symbol - FRC
                                                    New York Stock Exchange

  San Francisco, California, April 20, 1995 - First Republic Bancorp Inc. today reported net income of $1,384,000 for the quarter ended March 31, 1995, compared with $660,000 for the same quarter in 1994. Fully diluted earnings per share (EPS) were $0.18 for 1995, compared to $0.08 for the similar period in 1994. The 1995 operating earnings were lower than operating earnings a year ago, taking into account that during the first quarter of 1994 the Company made a special reserve provision of $4.0 million related to the January 1994 Northridge earthquake. That special reserve, net of tax benefits, reduced fully diluted EPS by approximately $0.24 in the first quarter of 1994.

  The Company's quarter-end ratio of capital to risk-adjusted assets remained at the strong level of 15.8%. At March 31, 1995, total capital, including subordinated debentures and reserves, was $186,845,000. Tangible book value per share was $14.65 at March 31, 1995.

  During the first quarter of 1995, the Company repurchased on the open market 68,203 shares of common stock at a cost of $711,400 and owned 420,600 shares in the treasury at March 31, 1995. During the quarter, the Company authorized additional stock repurchases of up to 250,000 shares, bringing the aggregate total authorized under its repurchase plan to 656,000 shares.

  Total assets of First Republic Bancorp were $1,763,700,000 at March 31, 1995. Substantially all of the Company's loan portfolio consists of adjustable rate, first trust deed, real estate secured California and Nevada loans, 83% of which are housing related. The Company's asset growth continued to be focused on single family home loans, which represent 57% of the loan portfolio at March 31, 1995.

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
FIRST REPUBLIC BANCORP INC.                                           Page 2

  The significantly higher short-term interest rates in 1995 as compared to 1994 reduced the Company's earnings. For the first quarter of 1995, total interest income increased to $31,956,000 from $24,933,000 in 1994, as a result of a larger average asset base. However, net interest income decreased to $8,216,000 in the first quarter of 1995, from $10,050,000 in 1994. The
Company's net interest spread was 1.59% for the first quarter of 1995, compared to 1.84% for the fourth quarter of 1994, 2.14% for all of 1994, and 2.50% for the first quarter of 1994. The decline in net interest spread resulted from the average rate paid on Federal Home Loan Bank ( FHLB ) advances increasing more rapidly than the yields on the Company's loans, the lag in the 11th District Cost of Funds Index on which the majority of loans are based, and the effect of reduced initial yields on new single family adjustable rate loans. At the present time, management expects that the Company's net interest spread will continue to decline further, particularly during the second and possibly the third quarters of 1995.

  The Company's non-interest expense totalled $5,338,000 for the first quarter of 1995, compared to $5,414,000 for the same period in 1994. As a percentage of average assets, the Company's general and administrative expenses were 1.14% for the first quarter of 1995 compared with 1.47% for the first quarter of 1994 and 1.28% for all of 1994.

  Since December 31, 1994, nonaccruing loans and REO declined 13% to $35,605,000, or 2.02% of assets at March 31, 1995, including REO of $10,385,000. Nonaccruing assets at March 31, 1995 included approximately $26,755,000 of loans and REO adversely impacted by the January 1994 Northridge earthquake, or 75% of total nonaccruing assets. Accruing single family loans more than 90 days past due totalled $1,782,000 at March 31, 1995.
Restructured performing loans totalled $20,950,000, 79% of which have been restructured as a result of the earthquake. The level of the Company's loan delinquencies have improved during the most recent two quarters, and management currently expects the level of loan delinquencies and REO to slowly continue to decline throughout 1995.

  At March 31, 1995, the Company's nonaccrual loans included $10,712,000 of loans which had been restructured by the forgiveness of interest or the capitalization of more than four months interest. As a result of the terms of these restructurings, although the Company has received or expects to receive monthly payments on most of these loans, the loans will continue to be reported as nonaccrual loans until at least six consecutive payments have been

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
FIRST REPUBLIC BANCORP INC.                                            Page 3

received. During the first quarter of 1995, $3,229,000 of loans were transferred to the restructured performing loan category as a result of the receipt of at least six payments under modified loan terms.

  During the quarter, the Company added $1,465,000 to its reserves, including $1,300,000 provided primarily as a result of continuing problems with loans adversely affected by the earthquake. Writedowns and chargeoffs on loans and REO, net of recoveries, were $1,452,000 during the quarter, of which 51%, were related to properties adversely impacted by the earthquake. At March 31,
1995, total reserves were $14,368,000, or 0.92% of loans.   During the first
quarter, the Company further reduced the number of unresolved earthquake affected loans through foreclosure, modification or write down, and provided additional reserves based upon information available on the condition of properties securing its nonaccrual loans. The Company will continue to monitor the effects of the earthquake on such properties and to assess the need for additional reserves.

  With the significant increase in interest rates from early 1994 to early 1995, the level and mix of new loan originations has changed substantially. For the first quarter of 1995, the Company originated $107,269,000 of loans compared with $228,600,000 for the same period in 1994. Loan originations in the first quarter of 1995 were primarily adjustable rate mortgages retained on the Company's balance sheet and, with a low level of loan repayments, the Company's loan portfolio has increased 4% since December 31, 1994. Mortgage banking activity declined significantly as the Company sold only $10,556,000 of loans during the first quarter of 1995, compared with $71,560,000 in the first quarter of 1994. The Company recorded no material gains on the sale of loans in the first quarter of 1995, compared to $574,000 of gains during the first quarter of 1994. The portfolio of real estate loans serviced for third-party investors was $828,067,000 at March 31, 1995, or slightly above the level of a year ago.

  First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through two FDIC-insured, California and Nevada-chartered industrial bank subsidiaries. First Republic Thrift & Loan provides both loan and deposit services from eight locations in the San Francisco, Los Angeles, Beverly Hills, and San Diego areas. First Republic Savings Bank provides both loan and deposit services from its office located in Las Vegas, Nevada.

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
FIRST REPUBLIC BANCORP INC.                                            Page 4

                                             Three Months
                                            Ended March 31
                                  ----------------------------------

Financial Results                     1995                  1994
- -----------------                -------------         -------------
Total Interest Income            $  31,956,000         $  24,933,000

Net Interest Income              $   8,216,000         $  10,050,000

Provision for Losses             $   1,465,000         $   5,005,000

REO Costs and Losses             $     413,000         $     113,000

Net Income                       $   1,384,000         $     660,000

Primary EPS                      $        0.18         $        0.08
                                 =============         =============

Fully-diluted EPS                $        0.18         $        0.08
                                 =============         =============

Weighted Average Shares:
  Primary                            7,589,166             8,077,221
  Fully-diluted                     10,129,792            10,601,441

Operating Information
- ---------------------
Loan Origination Volume          $ 107,269,000         $ 228,600,000

Avg. Assets Per Employee         $  11,997,000         $   9,522,000

Net Income Per Employee*         $      38,500         $      17,500

Return on Average Assets*                 0.32%                 0.18%

Return on Average Common Equity*          5.11%                 2.49%

General and Administrative Ex-
  penses as % of Average Assets*          1.14%                 1.47%

Rates Earned/Paid*
- ------------------
Yield on Investments                      6.71%                 4.55%

Yield on Loans                            7.60%                 7.28%
                                         -----                 -----

Earning Assets Yield                      7.50%                 7.01%
                                         =====                 =====

Cost of Deposits                          5.50%                 4.51%

Cost of Borrowings                        6.55%                 4.51%
                                         -----                 -----

Liability Costs                           5.91%                 4.51%
                                         =====                 =====

Net Interest Spread                       1.59%                 2.50%
                                         =====                 =====

Margin on Earning Assets                  1.95%                 2.83%
                                         =====                 =====

* Quarterly Data is Annualized

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
FIRST REPUBLIC BANCORP INC.                                             Page 5

                                                 As of March 31,
                                    -------------------------------------
Financial Condition                       1995                   1994
- -------------------                 --------------         --------------
Total Loans                         $1,559,529,000         $1,332,725,000
                                    ==============         ==============

Total Assets                        $1,763,700,000         $1,483,988,000
                                    ==============         ==============

Loans Serviced for Investors        $  828,067,000         $  822,410,000
                                    ==============         ==============

Total Deposits                      $  999,367,000         $  809,167,000
                                    ==============         ==============

FHLB Advances                       $  576,530,000         $  493,530,000
                                    ==============         ==============

Stockholders' Equity                $  108,304,000         $  105,795,000

Senior Subordinated Debentures           9,974,000              9,978,000

Subordinated Debentures                 19,699,000             17,585,000

Convertible Subordinated Debentures     34,500,000             34,500,000

Reserves                                14,368,000             16,661,000
                                     -------------          -------------

Total Capital                        $ 186,845,000          $ 184,519,000
                                     =============          =============

Capital-to-Assets Ratio                      10.59%                 12.43%
                                             =====                  =====

Capital-to-Risk-Adjusted Assets              15.78%                 17.68%
                                             =====                  =====

Tangible Stockholders' Equity
 Per Share Outstanding                     $ 14.65                $ 13.67
                                           =======                =======

Shares of Common Stock Outstanding       7,385,818              7,729,468
                                         =========              =========

For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400


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